Exhibit 99.1

THT HEAT TRANSFER TECHNOLOGY ANNOUNCES
THIRD QUARTER 2009 RESULTS

Sales revenue increased by 4.83%;
Gross profit increased by 88.75%

Siping, CHINA — November 16, 2009 — THT Heat Transfer Technology, Inc. (Currently incorporated as BTHC VIII, Inc., to be re-named THT Heat Transfer Technology, Inc.) (OTCBB:BVNC, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s cleantech industry, today announced its unaudited financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 Financial Highlights

  Sales revenue increased by 4.83% year-over-year to US$8.80 million
  Gross profit increased by 88.75% year-over-year to US$4.13 million
  Operating income increased by 100.35% year-over-year to US$1.70 million
  Net income increased by 121.14% to US$1.40 million, compared to US$0.63 million in the third quarter of 2008
  Basic and fully diluted net income per share was US$0.09, compared with net income per share of US$0.04 for the same period last year

Chairman and Chief Executive Officer, Guohong Zhao, commented, “I am pleased with THT’s results for the third quarter of 2009. We were able to achieve sales revenue growth despite the residual impact of softer selling prices resulting from the difficult macro environment in the beginning of the year. We also delivered significant increases in gross profit, operating income and net income, which speaks to our ability to perform well even in a more difficult pricing environment. The diversity of our product portfolio and applications makes us more resilient to price fluctuations, as we are able to adjust our sales mix to focus on applications for higher-margin segments like petrochemicals and heating. A general decrease in the cost of raw materials also helped support our gross margin during the period. Overall, we were able to successfully adapt to market conditions and deliver a solid performance.”

Third Quarter 2009 Unaudited Financial Results

Revenue

Revenue for the third quarter 2009 increased by US$0.41 million, or 4.83%, to US$8.80 million from US $8.39 million in the third quarter 2008. Sales volume of the Company’s heat exchange products continued to grow significantly in the third quarter of 2009 despite the softened macro environment in the beginning of the year. The relatively smaller increase in sales revenue is mainly attributable to the sharp decrease in average selling prices during the period, when the price of steel, the Company’s major raw material, remained significantly lower than its price in the same period in 2008.

Cost of Sales

Cost of sales in the third quarter 2009 decreased by US$1.54 million, or 24.75%, to US$4.67 million from US$6.21 million in the third quarter 2008. This was primarily due to the Company’s efforts to optimize its product mix during the quarter, as well as the decreased purchase price of the Company’s major raw materials.

Operating Expenses

Research and development expenses increased by US$0.17 million, or 126.32%, to US$0.30 million from US$0.13 million in the third quarter 2008, primarily due to a higher volume of R&D projects, in line with the Company’s plan to build its product pipeline.

Selling expenses increased by US$0.72 million, or 87.58%, to US$1.54 million from US$0.82 million in the third quarter 2008, primarily as a result of the sales force expansion and the establishment of additional sales offices to support business growth.

Administrative expenses increased by US$0.20 million, or 52.48%, to US$0.58 million from US$0.38 million in the third quarter 2008. The year-over-year increase was primarily driven by the expansion of the Company’s management team and administrative personnel to support its strong business growth. The increase was also due in part to higher professional fees, as the Company became a public company.

Accordingly, total operating expenses increased by US$1.09 million, or 81.38%, to US$2.43 million from US$ 1.34 million in the third quarter 2008.

Taxes

Income taxes increased to $0.31 million during the three months ended September 30, 2009 from $0.17 million during the same period in 2008.

Earnings

Gross profit increased by US$1.94 million, or 88.75%, to US$4.13 from US$2.19 million in the third quarter 2008.

Gross margin increased to 46.93% in the third quarter 2009 from 26.06% in the same period last year. The significant gross margin improvement was mainly attributable to the Company’s efforts to optimize its product mix and the decline in the purchase price of its major raw material, steel plates, in the third quarter 2009.

Operating income increased by US$0.85 million, or 100.35%, to US$1.7 million from US$0.85 million in the third quarter 2008.

Net income attributable to the equity shareholders was US$1.40 million in the third quarter 2009, compared to US$0.63 million in the third quarter 2008.

Fully diluted net income per share was US$0.09 in the third quarter 2009.

Balance Sheet

As of September 30, 2009, the Company had cash and cash equivalents of $2.49 million and restricted cash of $1.4 million. Net cash used in operating activities was approximately $8.77 million for the nine months ended September 30, 2009, as compared to approximately $6.72 million net cash used in operating activities for the same period in 2008. The increase was mainly attributable to higher prepayments made to suppliers for purchase of steel plates in anticipation of a rise in steel prices.

About THT (Currently incorporated as BTHC VIII, Inc., to be re-named THT Heat Transfer Technology, Inc.)

Through its Chinese operating subsidiary, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solution. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. The six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions to its customers.

Its in-house R&D capabilities enable the Company to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jiling Province, China.

For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jianjun He
Chief Financial Officer
THT Heat Transfer Technology
Tel:+86 434 3266779
Email: IR@tht.cn

Investor Relations (HK):
Pamela Leung
Taylor Rafferty
Tel: +852 2167 2018
Email: tht@taylor-rafferty.com

Investor Relations (US):
Jessica McCormick
Taylor Rafferty
Tel: +1 (212) 889-4350
Email: tht@taylor-rafferty.com

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Balance Sheets
As of December 31, 2008 and September 30, 2009
(Stated in US Dollars thousands)

	December 31,2008	September 30,2009

Assets
Current assets
Cash and cash equivalents	$12,579	2,490
Restricted cash	1,594	1,404
Trade receivable, net	6,845	13,423
Bills receivable	531	228
Other receivables, prepayments and deposits	2,194	9,777
Income tax recoverable	99	-
Inventories	10,813	8,994
Deferred tax assets	113	55
Total current assets	34,768	36,371
Retention receivable	225	337
Counter guarantee receivable	205	205
Property, plant and equipment, net	5,866	6,311
Land use rights	1,014	998
Total assets	42,078	44,222
Liabilities
Current liabilities
Trade payables	2,390	1,905
Bills payable	733	-
Other payables and accrued expenses	11,789	11,578
Income tax payable	-	366
Short-term bank loans	4,419	4,401
Current maturities of long-term loan	587	1,174
Total current liabilities	19,918	19,424
Long-term loan	3,374	2,494
Total liabilities	23,292	21,918
Total BTHC VIII, Inc.’s stockholders’ equity	18,467	21,959
Non controlling interests	319	345
Total liabilities and equity	42,078	44,222

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Statements of Income
(Stated in US Dollars thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2008	2009	2008	2009
Revenues	$8,392	8,797	$18,955	23,122
Cost of revenues	(6,205)	(4,669)	(14,130)	(12,742)
Gross profit	2,187	4,128	4,825	10,380
Operating expenses:
Research and development costs	133	301	433	663
Sales and distribution expenses	821	1,540	2,028	3,532
General and administrative expenses	383	584	1,111	1,971
Total operating expenses	1,337	2,425	3,572	6,166
Operating income / (loss)	850	1,703	1,253	4,214
Other income / (expense) :	74	182	220	339
Interest income	9	3	12	14
Interest expense	(182)	(118)	(324)	(408)
Income before income taxes	751	1,770	1,161	4,159
Income tax (expense)/benefit	(168)	(313)	(273)	(644)
Net income before noncontrolling interests	583	1,457	888	3,515
Net (income)/loss attributable to non controlling interest	51	(55)	218	(26)
Net income attributable to the equity shareholders	634	1402	1,106	3,489
Earnings per share available to the equity shareholders:
– Basic and diluted	0.04	0.09	0.07	0.23
Weighted average number of common shares outstanding:
– Basic and diluted	14,800,000	16,000,000	14,800,000	15,211,679

THT Heat Transfer Technology, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
For Nine Months ended September 30, 2008 and 2009
(Stated in US Dollars thousands)

	For the Nine Months Ended
	September 30,
	2008	2009
Net cash used in operating activities	$(6,722)	(8,767)
Net cash provided by / (used in) investing activities	(262)	(1,004)
Net cash (used in) / provided by financing activities	12,101	(311)
Effect of exchange rate changes on cash	23	(7)
Net increase/(decrease) in cash and cash equivalents	5,140	(10,080)
Cash at beginning of the period	325	12,579
Cash at end of the period	5,465	2,490